                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                       NovaCare Employee Services, Inc.

                                      at

                          $2.50 Net Per Share In Cash

                                      by

                         New Plato Acquisition, Inc.,

                         a wholly owned subsidiary of

                             Plato Holdings, Inc.

 The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, October 13, 1999, unless the Offer is extended. Shares which are tendered pursuant to the offer may be withdrawn at any time prior to the expiration date.


  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 8, 1999 (the "Merger Agreement"), by and among Plato Holdings, Inc. ("Parent"), New Plato Acquisition, Inc. ("Purchaser") and NovaCare Employee Services, Inc. (the "Company"). The board of directors of the Company has unanimously approved the Offer, the Merger Agreement and the Merger and has determined that the terms of the Offer and the Merger are advisable, fair to, and in the best interests of, the Company's stockholders, and unanimously recommends that stockholders accept the Offer and tender their shares pursuant to the Offer.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of shares which, when added to the shares beneficially owned by Parent or Purchaser, if any, represents at least a majority of the shares outstanding on a fully diluted basis on the date shares are accepted for payment pursuant to the Offer. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 14.

                               ----------------

                                   IMPORTANT

  Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent (as defined herein). A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                               ----------------

                    The Information Agent for the Offer is:
                          Innisfree M&A Incorporated

                               ----------------

           The date of this Offer to Purchase is September 15, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION..............................................................    1
THE OFFER.................................................................    3
 1. Terms of the Offer....................................................    3
 2. Acceptance for Payment and Payment....................................    4
 3. Procedure for Tendering Shares........................................    5
 4. Withdrawal Rights.....................................................    8
 5. Certain United States Federal Income Tax Consequences.................    8
 6. Price Range of the Shares; Dividends on the Shares....................    9
 7. Effect of the Offer on the Market for the Shares; Stock Listing;
    Exchange Act Registration; Margin Regulations.........................   10
 8. Certain Information Concerning the Company............................   11
 9. Certain Information Concerning Parent and Purchaser...................   12
10. Source and Amount of Funds............................................   13
11. Background of the Offer; Purpose of the Offer and the Merger; The
    Merger Agreement and Certain Other Agreements.........................   15
12. Plans for the Company; Other Matters..................................   27
13. Dividends and Distributions...........................................   28
14. Conditions to the Offer...............................................   29
15. Certain Legal Matters.................................................   31
16. Fees and Expenses.....................................................   33
17. Miscellaneous.........................................................   33
Schedule I  Information Concerning Directors and
            Executive Officers of Purchaser, Parent,
            Equity Investors in Parent and Certain Other Parties..........  I-1

To the Holders of Common Stock of
NovaCare Employee Services, Inc.:

                                 INTRODUCTION

  New Plato Acquisition, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Plato Holdings, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares" or "Company Common Stock"), of NovaCare Employee Services, Inc., a Delaware corporation (the "Company"), at a price of $2.50 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will not pay such service fees. Purchaser will pay all fees and expenses of The Bank of New York, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

  The board of directors of the Company (the "Company Board") has unanimously approved the Merger Agreement (as defined herein) and the transactions contemplated thereby, including the Offer and the Merger, and has unanimously determined that the Offer and the Merger (as defined herein) are advisable, fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

  CIBC World Markets Corp. ("CIBC World Markets") has delivered to the Special Committee of the Company Board its opinion, dated as of September 8, 1999 (the "CIBC Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the Offer Price, net to the sellers in cash, to be received by the holders of Shares (other than Parent, Purchaser, any affiliates of Parent and Purchaser, NovaCare, Inc., a Delaware corporation, and its affiliates and any Company Stockholders properly perfecting dissenters rights) in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the CIBC Opinion, which sets forth the assumptions made, the matters considered and the limitations on the review undertaken, is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to read the CIBC Opinion carefully.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) that number of Shares which, when added to the Shares beneficially owned by Parent or Purchaser (if any), represents a majority of the Shares outstanding on a fully diluted basis on the date Shares are accepted for payment (the "Minimum Condition"). The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options. The Company has represented and warranted to Parent and Purchaser that, as of September 8, 1999, there were 30,274,000 Shares issued and outstanding. Under the Merger Agreement, the Company is obligated to cancel outstanding in-the-money stock options by paying the option holders the difference between the Offer Price and the option exercise price, and Purchaser has been advised by the Company that there are no in-the-money options. Based on the foregoing, Purchaser believes that the Minimum Condition will be satisfied if 15,137,001 Shares are validly tendered and not withdrawn prior to the Expiration Date as defined in Section 1.

  Parent and Purchaser have entered into a Stockholder Agreement, dated as of September 8, 1999 (the "Stockholder Agreement") with NovaCare, Inc. and its wholly owned subsidiary NC Resources, Inc., a

Delaware corporation ("NC Resources"), NC Resources owns 19,400,000 Shares of the common stock of the Company (the "Covered Shares"). The Covered Shares represent approximately 64.1% of the Company's outstanding Shares. Pursuant to the Stockholder Agreement, NC Resources has agreed to tender, and NovaCare, Inc. has agreed to cause NC Resources to tender, the Covered Shares in the Offer and NC Resources has granted Parent an irrevocable proxy in respect of the Covered Shares to vote for the Merger and the Merger Agreement and against any other proposal to acquire the Company, subject to NovaCare, Inc. obtaining the approval of its stockholders. See Section 11.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 8, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and subject to the Delaware General Corporation Law (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger, Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company, as the surviving corporation of the Merger, is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent or Purchaser and Shares held by stockholders who properly perfect their dissenters' rights under the DGCL) will be cancelled and extinguished and converted into the right to receive $2.50 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

  The Merger Agreement provides that, upon the purchase by Purchaser or Parent or any subsidiary of Parent of a majority of the Shares and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board so that the percentage of Parent's designees on the Company Board equals the percentage of outstanding Shares beneficially owned by Purchaser, Parent and their affiliates. The Company will take all action necessary to cause such persons designated by Parent to be appointed or elected to the Company Board and to secure resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law and the Company's Certification of Incorporation. See Section 11. Under the DGCL and pursuant to the Company's Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement at a meeting of the Company's stockholders. If Purchaser purchases a majority of the outstanding Shares in the Offer (which will be the case if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived), Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See Section 12.

  Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company.

  Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to (a) purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger or (b) exercise its option to purchase newly issued Shares pursuant to the Short Form Merger Option Agreement, dated as of September 8, 1999, among Parent, Purchaser and the Company (the "Short Form Merger Option Agreement"). Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company.

  In connection with the Merger Agreement, Parent, Purchaser and the Company have entered into a Short Form Merger Option Agreement, dated as of September 8, 1999, pursuant to which the Company granted to Purchaser an irrevocable option to purchase from the Company, at the Offer Price, newly issued Shares in an amount equal to the number of Shares (up to a maximum of 19.9% of the number of Shares outstanding) that, when added to the number of Shares owned by Purchaser and its affiliates immediately following consummation of the Offer, constitutes 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of such Shares). The option is exercisable at any time after the acceptance for payment by Purchaser of Shares pursuant to the Offer. The Short Form Merger Option Agreement is described more fully in
Section 11.

  This Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

                                   THE OFFER

1. Terms of the Offer.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered, prior to the Expiration Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, October 13, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

  The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to the applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered and not withdrawn, (iii) subject to the conditions summarized below, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been validly tendered and not withdrawn during the period or periods for which the Offer is extended or
(iv) subject to the following sentence, modify the terms of the Offer. The Merger Agreement provides that Purchaser will not reduce the Offer Price, change the form of consideration to be paid in the Offer, reduce the number of Shares subject to the Offer, amend any other condition to the Offer in any manner adverse to the holders of the Shares or impose additional conditions to the Offer without the written consent of the Company or, except as described below, extend the Expiration Date of the Offer.

  The Expiration Date of the Offer may be extended with the consent of the Company. The Expiration Date of the Offer may be extended without the consent of the Company (i) if any of the conditions of the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule of the Commission, (iii) for up to ten business days if there shall not have been validly tendered and not withdrawn such number of Shares that, together with the Shares, if any, beneficially owned by Parent and Purchaser, would constitute at least 90% of the fully diluted Shares as of the date of determination, provided that all other conditions of the Offer are satisfied or waived or (iv) for up to two business days for any reason; provided, that no more than three extensions in the aggregate are permitted under clauses (iii) and (iv) of this sentence.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer Price and the number of Shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment.

  Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders.

  Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

  Purchaser reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment, or pay for, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14 but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any direct or indirect wholly owned subsidiary of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedure for Tendering Shares.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  Book Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through a Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) which is a participant in good standing in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market, operated by the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Upon the acceptance of Shares for payment pursuant to the Offer, the valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser, and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 8, 1999. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder and, if given, will not be deemed effective. The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Non-corporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

4. Withdrawal Rights.

  Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 13, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain United States Federal Income Tax Consequences.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  Because individual circumstances may differ, each stockholder should consult such stockholder's tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects to such beneficial holder of the Offer and the Merger, including the application and effect of state, local and foreign tax laws.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or Merger, as the case may be. Capital gains recognized by an individual (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the tax treatment of a stockholder's capital losses.

6. Price Range of the Shares; Dividends on the Shares.

  The Shares are traded through the Nasdaq National Market under the symbol NCES. The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the Nasdaq National Market.

                       NovaCare Employee Services, Inc.

                                                                    High   Low
                                                                   ------ -----
Fiscal Year Ended June 30, 1998
  First Quarter...................................................    N/A   N/A
  Second Quarter.................................................. $10.00 $6.31
  Third Quarter...................................................   8.00  5.13
  Fourth Quarter..................................................  10.19  6.94
Fiscal Year Ended June 30, 1999
  First Quarter...................................................  10.00  2.56
  Second Quarter..................................................   6.25  2.75
  Third Quarter...................................................   8.91  4.88
  Fourth Quarter..................................................   7.56  2.50
Fiscal Year Ended June 30, 2000
  First Quarter (through September 14, 1999)......................   4.22  1.78

  On September 8, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the Nasdaq National Market was $2.00 per Share. On September 14, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $2.22 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. Under the terms of the Merger Agreement, the Company is not permitted to declare, set aside or pay dividends with respect to the Shares without the prior written consent of Parent.

7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin Regulations.

  Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

  Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which requires that there be at least 1,100,000 shares publicly held by at least 400 round lot holders, with a market value of at least $15,000,000. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that prices or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  Purchaser may seek delisting of the Shares from the Nasdaq National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the Nasdaq National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. Certain Information Concerning the Company.

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

  The Company provides small-to-medium sized businesses with comprehensive, fully integrated outsourcing solutions to human resource needs, including payroll management, workers' compensation risk management, benefits administration, unemployment insurance services and human resource consulting services. As of June 30, 1999, the Company had 4,084 clients with more than 54,300 worksite employees under contract located in 46 states. The Company is a Delaware corporation with its principal executive office at Valley Forge Corporate Center, 2621 Van Buren Avenue, Norristown, Pennsylvania. The telephone number of the Company at such location is (610) 650-4700.

  Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, derived from the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, each as filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in the reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and all of the financial information (including any related notes) contained therein. Such reports may be inspected and copies may be obtained from the Commission in the manner set forth below.

                       NovaCare Employee Services, Inc.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (dollars in thousands, except per share data)

                             Nine Months Ended        For The Period From
                            -------------------- ------------------------------
                                                 July 1, 1997  October 1, 1996,
                            March 31,  March 31,      to              to
                               1999      1998    June 30, 1998  June 30, 1997
                            ---------- --------- ------------- ----------------
Income Statement Data:
  Revenues................. $1,170,228 $907,875   $1,271,757       $394,193
  Income from Operations...     13,128    7,253       10,898          2,931
  Net Income...............      6,944    3,535        5,456            692
  Net Income per share
    Basic..................        .24      .10          .22            .04
    Diluted................        .24      .10          .22            .04
Balance Sheet Data:
  Total Assets.............    143,370  133,318      157,421         95,998
  Total Liabilities........     65,811   75,138       95,615         92,966
  Mandatorily Redeemable
   Common Stock............        --       --           --           2,731
  Total Stockholders'
   Equity..................     77,559   58,180       61,806            301

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which has been filed via the EDGAR System.

9. Certain Information Concerning Parent and Purchaser.

  Parent and Purchaser. Parent is a newly organized Delaware corporation formed in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Parent's principal office is located at 455 South Gulph Road, King of Prussia, PA 19406 and its telephone number is (610) 265-0286. All of the outstanding capital stock of Parent is owned by Plato Holdings, LLC, a Delaware limited liability company ("Plato LLC"). Plato LLC is a newly organized limited liability company formed in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Its principal business address and telephone number are the same as those of Parent. Its equity interests currently are owned approximately as follows:

  . 26.9% by Fidelity Ventures Limited, 82 Devonshire Street, Boston, MA 02109; telephone number: (617) 563-9543;

  . 13.5% by Fidelity Investors Limited Partnership II, 82 Devonshire Street, Boston, MA 02109; telephone number: (617) 563-9543;

  . 6.75% by The P/A Fund III, L.P., Executive Terrace Building 455 South Gulph Road-Suite 410 King of Prussia, PA 19406; telephone number: (610) 265-0286

  . 33.37% by APA Excelsior V, L.P., c/o Patricof & Co. Ventures, Inc., 445 Park Avenue New York, NY 10022; telephone number: (212) 753-6300

  . 0.28% by The Patricof Private Investment Club II, L.P., c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, NY 10022; telephone number: (212) 753-6300

  . 19.2% by AFLAC Incorporated, 1932 Wynnton Road, Columbus, GA 31999; telephone number: (706) 323-3431.

  The above entities are collectively referred to as the "Equity Investors." The Equity Investors have reserved the right to change the beneficial ownership of Plato, LLC among themselves.

  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser acquires Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Its principal office and telephone number are the same as those of Parent.

  For certain information concerning executive officers, directors, members and partners of Parent, the Equity Investors and Purchaser and certain controlling persons, see Schedule I.

  Except as set forth in this Offer to Purchase, neither Purchaser, the Equity Investors nor Parent (collectively, the "Acquirors"), nor, to the best knowledge of the Acquirors, any of the persons or entities listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and no Acquirors nor, to the best of knowledge of the Acquirors, any of the persons or entities listed on Schedule I, has effected any transaction in the Shares during the past sixty (60) days.

  Except as set forth in this Offer to Purchase, no Acquiror nor, to the best knowledge of Acquirors, any of the persons or entities listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, no Acquiror or any of their respective subsidiaries, nor, to the best knowledge of the Acquirors, any of the persons or entities listed on Schedule I, has had, since October 1, 1996, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in Section 11, since October 1, 1996 there have been no contacts, negotiations or transactions between any Acquiror, any of their respective subsidiaries or, to the best knowledge of the Acquirors, any of the persons or entities listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

10. Source and Amount of Funds.

  The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to purchase all of the Shares is estimated to be approximately $76 million. Purchaser will obtain approximately $74 million as a contribution to capital from Parent and the balance will be obtained by borrowings from BHF (USA) Capital Corporation ("BHF").

  Parent will obtain its funds from Plato LLC. Plato LLC will obtain its funds from the Equity Investors who will obtain their funds as follows: (i) Fidelity Ventures Limited and Fidelity Investors Limited Partnership II will obtain their funds from cash on hand, (ii) The P/A Fund III, L.P., APA Excelsior V.L.P., and The Patricoff Private Investment Club II, L.P. will obtain their funds from investors in the funds, and (iii) AFLAC Incorporated will obtain its funds from cash on hand.

  The material terms of the loans to be made by BHF are summarized below. The summary is not a complete description of the terms of the loans, and it is qualified by reference to the Term Sheet, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. (Definitive loan agreements have not been finalized as of the date this Offer has commenced.) BHF will also make loans for working capital purposes and provide financing for earn-out payment arrangements.

  Senior Term Loan A Facility. The Senior Term Loan A Facility involves up to $5 million in principal amount with a term of 5.25 years. The interest rate is
(i) LIBOR plus the applicable LIBOR margin ranging from 2.5% to 3.5% depending on the ratio of funded debt to adjusted earnings before interest, taxes, depreciation and amortization (the "Debt Ratio") or (ii) the base rate, defined as the higher of The Chase Manhattan Bank prime rate or the federal funds rate plus 2%, plus the applicable base rate margin ranging from 1.5% to 2.5% depending on the Debt Ratio. After a 3-month grace period from the effective date of the Merger, the loan is subject to mandatory quarterly repayments of $250,000.

  Senior Term Loan B Facility. The Senior Term Loan B Facility involves up to $7 million in principal amount with a term of 6.25 years. The interest rate is
(i) LIBOR, plus the initial LIBOR margin for the Senior Term Loan A facility, plus 50 basis points or (ii) base rate, as defined above, plus the initial base rate margin for the Senior Term Loan A facility, plus 50 basis points. After a 3-month grace period from the effective date of the Merger, the loan is subject to mandatory quarterly repayments of $125,000 in the first four years, and $625,000 in the last two years.

  Senior Subordinated Notes. The Senior Subordinated Notes involve up to $4.5 million in principal amount with a term of 7.25 years. The interest rate is 12% per annum, payable quarterly, plus 3% per annum in payment-in-kind securities. The subordinated notes will be sold with warrants for the purchase of Shares at a nominal price representing up to 1.00% of the fully diluted common stock of the Company. The notes will be subordinated to current and future senior debt of the borrower, and they will be secured by a second lien on all assets and all common stock of the Company and its subsidiaries. Any proceeds from the sale of securities and assets in connection with payment of the senior debt described above which remain after paying amounts owed on the senior debt shall be applied to repayment of the notes. The loan agreement applicable to the notes will have customary affirmative and negative covenants.

  General Terms and Conditions. In addition to customary conditions for the funding of the initial loans, including completion of satisfactory documentation, the closing of the initial funding is subject to the following conditions: (i) adjusted EBITDA (EBITDA excluding any NovaCare, Inc. contracts that are scheduled to be canceled within one year of closing) on a proforma, run-rate basis for the latest three month period shall be at least $4 million,
(ii) there shall be no default on any material contracts and (iii) there shall be no material litigation.

  The loan terms provide that the Offer and Merger shall be funded in the following order of priority: (i) cash equity investment in Purchaser by Parent of at least $70 million, (ii) subordinated notes, (iii) Term A loan and (iv) Term B loan.

  It is currently expected that the loans described above will be repaid from cash generated by the Company's operations.

11. Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and Certain Other Agreements.

  Background of the Offer.

  In the fall of 1998, the Company and AFLAC Incorporated ("AFLAC") commenced discussions concerning a joint marketing alliance pursuant to which the Company would market AFLAC products to the Company's customers and AFLAC would refer potential new customers to the Company. Interaction between AFLAC and the Company as a result of these discussions resulted in discussions between AFLAC and the Company with respect to the possible acquisition by AFLAC of 100% of the outstanding Shares of the Company.

  On January 29, 1999, AFLAC engaged Merrill Lynch & Co. ("Merrill Lynch") to provide financial advice regarding AFLAC's possible acquisition of 100% of the outstanding stock of the Company. AFLAC and its legal and financial advisors began preliminary due diligence on the Company at that time and engaged in discussions with senior management of the Company, NovaCare, Inc., as the largest shareholder, and their advisors regarding the potential acquisition of the Company. As a result of the discussions, AFLAC entered into a confidentiality agreement with the Company on February 12, 1999. AFLAC conducted further due diligence on the Company, and AFLAC, the Company, NovaCare, Inc. and their respective counsel, investment bankers and advisors engaged in negotiations regarding the terms and conditions of the proposed acquisition. The parties were, however, unable to reach agreement with respect to the proposed acquisition, and the discussions were terminated during the first week of March 1999.

  In late March, 1999, Wasserstein Perella & Co., Inc. ("Wasserstein Perella") contacted Patricof & Co. Ventures, Inc. ("Patricof") and Fidelity Ventures Limited ("Fidelity") to determine their interest in pursuing a transaction with the Company. Patricof and Fidelity decided jointly to explore the possibility of acquiring the Company. Patricof and Fidelity entered into confidentiality agreements, dated March 25, 1999 and March 26, 1999, respectively, with the Company.

  On April 12, 1999, Wasserstein Perella began to conduct an auction process to sell the Company and sent letters to potential acquirers of the Company, including AFLAC, Patricof and Fidelity, soliciting non-binding indications of interests to acquire the Company. The letter included a proposed form of Agreement and Plan of Merger.

  On April 19, 1999, Patricof and Fidelity submitted a non-binding indication of interest in purchasing the Company. On April 20, 1999, Patricof and Fidelity were invited to participate in the next stage of the process.

  From April 20, 1999, through May 27, 1999, Patricof and Fidelity conducted extensive due diligence activities including various meetings with senior management of the Company.

  AFLAC, Fidelity and Patricof received letters dated May 4, 1999 in which Wasserstein Perella set forth the timing and procedure for submitting final, definitive proposals for the acquisition of the Company. The letters indicated that Wasserstein Perella should receive the proposals no later than May 17, 1999. Thereafter, the deadline for the submission of final proposals was extended to May 28, 1999.

  On May 18, 1999, AFLAC submitted an initial, non-binding indication of interest in acquiring the Company. Wasserstein Perella informed AFLAC that their bid price was not competitive, and AFLAC's participation as a bidder in that auction process ceased.

  On May 25, 1999, Patricof and Fidelity contacted AFLAC to determine whether AFLAC would be interested in joining Patricof and Fidelity in their bid for the Company. AFLAC decided at that point to not join Patricof and Fidelity in their bid for the Company. However, senior management of AFLAC and Fidelity continued to have discussions in June 1999 regarding whether there were other potential opportunities for the two companies to work together.

  On May 28, 1999, Patricof and Fidelity submitted a formal bid to Wasserstein Perella for the acquisition of the Company. Shortly thereafter Patricof and Fidelity were advised that they were not the high bidder and given the opportunity to increase their bid. Patricof and Fidelity advised Wasserstein Perella that their bid price would not be increased. Based on these discussions, Wasserstein Perella decided to focus its efforts on another bidder.

  On June 2, 1999, the Company informed Patricof and Fidelity that it would need to revise its financial model due to changes in the Company's earnings outlook.

  On June 16, 1999 the Company entered into an Agreement of Purchase and Sale (the "Unified Agreement") by and among the Company, Unified Management Corporation ("UMC"), which is another professional employee service corporation, certain affiliated corporations of UMC (together with UMC, "Unified"), and the shareholders of Unified (the "Unified Shareholders"). The executed Unified Agreement provided for the acquisition of all of the capital stock of Unified (the "Unified Transaction") by the Company subject to the satisfaction of certain conditions.

  On July 9, 1999, Wasserstein Perella informed Patricof and Fidelity that the bid process was being reopened because the Company had been unable to reach a definitive agreement with the high bidder with respect to the sale of the Company due to the high bidder's inability to finance the transaction in a manner acceptable to the Company. Thereafter, Patricof and Fidelity had a conference call with senior management of the Company and were informed that the Company had changed its earnings outlook. On July 13, 1999, Patricof and Fidelity notified Wasserstein Perella that additional due diligence, including diligence on the United Transaction would be required in order for Patricof and Fidelity to formulate a new bid.

  During July, 1999, after receiving the approval of the Company and NovaCare, Inc., there were several discussions among Patricof, Fidelity and AFLAC about AFLAC's interest in joining with Patricof and Fidelity in a potential new bid for the Company, with the result that on July 23, 1999, AFLAC, Patricof and Fidelity advised Wasserstein Perella that AFLAC would be participating with Patricof and Fidelity in any new bid for the Company. (Patricof, Fidelity and AFLAC are collectively referred to as the "Equity Investors").

  On July 29, 1999, the Equity Investors received a letter from Wasserstein Perella outlining the timetable and requirements for a revised bid proposal. The letter indicated that revised proposals were due by August 4, 1999.

  On August 2, 1999, a meeting was held between the Equity Investors and senior management of the Company for the purpose of updating the Equity Investors on the performance of the Company and the outstanding issues affecting completion of the Unified Transaction.

  On August 4, 1999, the Equity Investors delivered a bid proposal letter to Wasserstein Perella providing for the Equity Investors to make a cash tender offer for the Shares at a price of $2.86 per Share. The Equity Investors' proposal was contingent, among other things, on the execution of definitive agreements, the completion of due diligence and the consummation of the Company's acquisition of Unified.

  On August 5, 1999, Wasserstein Perella notified the Equity Investors that their bid would be accepted if the price was increased. During August 12-15, 1999, there were additional due diligence activities and negotiations between the Company and the Equity Investors concerning the potential transaction.

  Based on the discussions concerning certain financial assumptions, the Equity Investors increased their bid proposal to $2.89 per Share.

  On August 16, 1999, the Company and the Equity Investors executed an Exclusivity Agreement pursuant to which the Company agreed not to solicit or participate in discussions with any other person concerning the sale of the Company while negotiations continued. The agreement stated that it would expire upon the earlier of September 9, 1999 or the execution of the Merger Agreement. The agreement recited that the parties were negotiating to consummate a transaction whereby the Equity Investors would acquire the Company at a price of $2.89 for all the outstanding common stock of the Company.

  On August 25, 1999, the Company informed the Equity Investors that the chief financial officer and chief information officer of the Company had submitted their resignations. In addition, on August 31, 1999, the Company informed the Equity Investors that it was highly likely that the Unified Transaction would not be closing. Over the course of the next few days, the Equity Investors conducted on-site due diligence interviews with Company management and orally discussed with the Company submitting a revised proposal that took into account, among other things, the exclusion of the Unified Transaction.

  On September 5, 1999, the Equity Investors discussed with representatives of NovaCare, Inc. a range of prices that would be acceptable to NovaCare, Inc.

  On September 7, 1999, the Equity Investors advised Wasserstein Perella that, assuming that the acquisition of Unified would not be completed, and pending resolution of management transition issues and the completion of appropriate agreements, they were prepared to acquire all of the Company's outstanding stock for a price of $2.50 per Share in cash.

  Negotiations continued over the next few days, including final negotiations with respect to the Merger Agreement, Stockholder Agreement and Short Form Merger Option Agreement. Definitive agreements dated as of September 8, 1999 were executed, and on September 9, 1999, the Company issued a press release announcing the Equity Investors offer to purchase all of the outstanding shares of the Company for a price of $2.50 per Share. Pursuant to the terms of the Merger Agreement, the Offer was commenced on September 15, 1999.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

  If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management and control with regard to the future conduct of the Company's business and the right to any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and any future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive the Merger Consideration pursuant to the Merger Agreement. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

  The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 25% over the closing market price of the Shares on September 8, 1999, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent executed the Merger Agreement.

  The following is a summary of certain provisions of various agreements. This summary is not a complete description of the terms and conditions of these agreements and is qualified in its entirety by reference to the full text of these agreements filed with the Commission as exhibits to the Schedule 14D-1 and they are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement. These agreements may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

Merger Agreement.

  The Offer. The Merger Agreement provides for the making of the Offer as provided in this Offer to Purchase.

  The Company Board. The Merger Agreement provides that Parent, upon the purchase of Shares by Parent or any of its subsidiaries which represent at least a majority of the then outstanding Shares of common stock, of the Company, shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding (on a fully diluted basis). The Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company Board and to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed.

  The Merger Agreement provides that in the event that Parent's designees are elected or appointed to the Company Board, until the Effective Time, the Company shall use its best efforts to retain as members of the Company Board at least two directors who were directors of the Company as of the date of the Merger Agreement ("Independent Directors"), provided that if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director, if any, shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director. If no Independent Director remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, Affiliates or associates of Parent or Purchaser, and such persons shall be deemed to be Independent Directors. In the event that Parent's designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (a) amend or terminate the Merger Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement if such exercise or waiver materially and adversely affects holders of Shares other than Parent or Purchaser, (c) take action with respect to the retention of counsel and other advisors in connection with the transactions contemplated by the Merger Agreement, or (d) take any other action under or in connection with the Merger Agreement if such action materially and adversely affects holders of Shares other than Parent or Purchaser; provided that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board.

  The Merger. The Merger Agreement provides that Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease, and the Company will be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware. At the effective time of the Merger, each Share then outstanding, other than Shares held by (i) the Company as treasury stock, (ii) Parent or any of its wholly owned subsidiaries including Purchaser, and (iii) stockholders who properly perfect their dissenters' rights under the DGCL will be converted into the right to receive the Offer Price.

  Options. The Merger Agreement provides that in consideration for the cancellation of outstanding "in the money" options to purchase Shares ("Options"), the Company shall pay to the holders of such Options an amount, in cash, equal to the product of (A) the difference between the Offer Price and the per Share exercise price of such Options multiplied by (B) the number of Shares covered by such Options. The Purchaser has been advised by the Company that there are no "in the money" options outstanding. The Company has agreed that with respect to all outstanding "underwater" Options, the Company shall, prior to completion of the Offer, obtain agreements from the holders of Options who are senior management, executive officers, and/or directors of the Company and the officers and directors of NovaCare, Inc. deemed to have been founders of the Company, to cancel their Options and shall use its best efforts to obtain agreements from all other holders of Options to cancel their Options, and, after such cancellation, there shall be outstanding no more than an aggregate of underwater Options to purchase 75,000 Shares held by such other holders of Options. If the Company shall not have obtained the consents of holders of outstanding Options to cancel such Options in accordance with the preceding sentence, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, pay for, and may delay the acceptance for payment of or, subject to certain restrictions, the payment for, any tendered Shares, and may terminate the Offer.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  .  corporate organization, good standing and capitalization,

  . the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters,

  . the absence of conflict with its certificate of incorporation, by-laws, or any agreements to which the Company is a party,

  .  filings with the SEC and financial statements,

  .  no undisclosed liabilities,

  .  absence of certain changes,

  .  taxes,

  .  owned and leased real property, title to assets,

  .  contractual and other obligations,

  .  employee benefit plans and compensation agreements,

  .  litigation,

  .  compliance with legal requirements,

  .  intellectual property, and

  .  receipt of a fairness opinion from CIBC World Markets.

  In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things:

  .  corporate organization and good standing,

  . the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters,

  .  consents and approvals,

  . the absence of conflict with their respective certificates of incorporation, by-laws, or any agreements to which Parent or Purchaser is a party,

  .  financing,

  .  share ownership, and

  .  brokers and finders.

  Interim Operations of the Company. Except as contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time or termination of the Merger Agreement (unless Parent otherwise agrees in writing and except as expressly provided by the Merger Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business in substantially the same manner as conducted prior to entering into the Merger Agreement and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and subject to the prudent management of workforce needs, its employees (including certain worksite employees of the Company's customers, except to the extent required by clients of the Company), preserve its relationships with customers, suppliers and others having business dealings with it, consult with Parent concerning important business matters affecting the Company and its subsidiaries and periodically report to Parent concerning the status of the business, operations and finances of the Company and its subsidiaries. Without limiting the generality of the foregoing, and except as expressly provided or contemplated by the Merger Agreement, the Company will not and will not permit any of its subsidiaries to, without the prior written consent of Parent:

  (i) directly or indirectly amend its Certificate of Incorporation or By-Laws or similar organizational documents;

  (ii) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of any of its subsidiaries, except that a wholly owned subsidiary may declare and pay a dividend or make an advance to its parent or the Company,
(B) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of the Company's capital stock or that of any of its subsidiaries or any instrument or security which consists of or includes a right to acquire such shares; (C) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of the Company's capital stock or that of any of its subsidiaries or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the Company's capital stock or that of any of its subsidiaries or voting debt, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Company's stock option plans and agreements as in effect on the date of the Merger Agreement; or (D) split, combine or reclassify the outstanding capital stock of the Company or of any of its subsidiaries;

  (iii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or
(B) any assets, except purchases of assets in the ordinary course of business consistent with past practices and which individually do not exceed $50,000 or in the aggregate do not exceed $100,000;

  (iv) alter (through merger, liquidation, reorganization, restructuring or in any other fashion), the corporate structures or ownership of the Company or any of its subsidiaries;

  (v) make any new capital expenditure or expenditures which exceed the amounts budgeted therefor in the fiscal year ending June 30, 2000 budget for the Company provided to Parent;

  (vi) (A) amend, terminate or transfer any of the Company's material contracts except in the ordinary course of business consistent with past practice and provided that any such amendment, termination or transfer does not have, individually or in the aggregate, a material adverse effect on the Company, (B) waive, release or assign any material rights or claims, (C) enter into certain contracts that would be considered to be a material contract under the Merger Agreement, or (D) enter into any agreement for the provision of professional employer services except in the ordinary course of business consistent with past practices;

  (vii) transfer, lease, license, sell or dispose of any of their respective assets other than dispositions in the ordinary course of business and consistent with past practice; provided that the fair market value of assets sold does not exceed $50,000 in any single transaction or $100,000 in the aggregate;

  (viii) mortgage, pledge or encumber any of their respective assets;

  (ix) enter into or amend any employment or severance agreement or any other agreement or arrangement that provides for payment upon a change of control with or grant any severance or termination pay to any officer, director or employee (including certain worksite employees of the Company's customers, except to the extent required by clients of the Company) of the Company or any of its subsidiaries;

  (x) except, as required to comply with applicable law or expressly provided in the Merger Agreement, (A) adopt, enter into, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable, under any Benefit Plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by the Company or any of its subsidiaries for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of the Merger Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (other than worksite employees of the Company's customers) or consultant of the Company or any of its subsidiaries (other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

  (xi) (A) incur or assume any long-term indebtedness for borrowed funds, or except in the ordinary course of business, incur or assume any short-term indebtedness for borrowed funds in amounts not consistent with past practice, provided, that the aggregate of such short-term indebtedness and long-term indebtedness outstanding does not exceed $3,300,000 at any given time, (B) modify the terms of any indebtedness or other liability except as contemplated by the Merger Agreement, (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (except for checks endorsed for collection in the ordinary course of business) or (D) make any loans, advances or capital contributions to, or investments in any other person (other than to wholly owned subsidiaries and other than (x) travel advances to employees in the ordinary course of business consistent with past practices and (y) publicly traded securities constituting less than 1.0% of the outstanding equity of the issuing entity);

  (xii) change any of the accounting methods used by it unless required by changes in GAAP;

  (xiii) make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by changes in GAAP, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

  (xiv) pay, release, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, release, discharge or satisfaction of (A) any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, and (B) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries filed with the Commission prior to the date of the Merger Agreement;

  (xv) amend in any material respect, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased properties or enter into any lease, agreement or arrangement with respect to any real property;

  (xvi) permit any insurance policy having the Company or any of its subsidiaries as a beneficiary or a loss payable payee to be cancelled or terminated unless comparable replacement coverage is obtained, provided that written notice has been provided to Parent and the premium therefor is reasonably acceptable to Parent;

  (xvii) take, or agree or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer or to the consummation of the Merger not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Sub or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

  (xviii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or publicly announce an intention to do any of the foregoing.

  Stockholders' Meeting. In the event that Purchaser does not acquire 90% of the outstanding Shares pursuant to the Offer or otherwise, a stockholder vote will be required to approve the Merger. Pursuant to the Merger Agreement, if required by applicable law in order to consummate the Merger, the Company will duly hold a special meeting of its stockholders as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement and will use its best efforts to solicit from holders of Shares proxies in favor of the Merger and take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger.

  Parent has agreed that it will vote, or cause to be voted, all of the shares then owned by Parent, Purchaser or any of its other subsidiaries or Affiliates in favor of approval of the Merger and the adoption of the Merger Agreement.

  No Solicitation. The Company has agreed that it will not directly or indirectly, solicit, initiate or encourage any inquiry, proposal or offer, or participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its affiliates or representatives,) concerning any proposal or offer for a merger, share exchange, consolidation, recapitalization, asset acquisition or other business combination or similar transaction involving the Company or any Company subsidiary, or any proposal or offer to acquire an equity interest representing 20% or more of the outstanding Company Common Stock or voting power in, or 20% or more of the fair market value of the assets of, the Company or any Company subsidiary other than the transactions contemplated by the Merger Agreement (an "Alternative Proposal"). However, nothing shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as detailed below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Alternative Proposal, or enter into any letter of intent or agreement with respect to any Alternative Proposal. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may after providing written notice to Parent, furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group in response to a Superior Proposal (as defined below) and may, after providing written notice to Parent, negotiate and participate in discussions and negotiations with such entity or group concerning a Superior Proposal if:
(A) such entity or group has on an unsolicited basis submitted a Superior Proposal, (B) the Company Board believes in good faith, based on the advice of its outside legal counsel, that such action is reasonably necessary in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under applicable law, (C) the Company furnishes such information to such entity or group pursuant to an appropriate confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreements between the Equity Investors and the Company and (D) neither the Company nor any Company Subsidiary or Affiliate, nor any of their respective officers, directors, employees, representatives or agents, shall have violated any of the restrictions set forth above. The term "Superior Proposal" means an unsolicited bona fide written proposal by a person to acquire more than a majority of the Shares then outstanding on a fully diluted basis or all or substantially all of the assets of the Company, which the Company Board determines in good faith, based on the written advice of the Company's financial advisors, to be more favorable from a financial point of view to the Company's stockholders than the Offer and the Merger, and which is neither subject to the receipt of any necessary financing nor otherwise on terms less favorable than the terms of the Merger Agreement and which in the opinion of the Company Board, based on the written advice of the Company's financial advisors, such entity or group has the financial capacity to consummate.

  The Company has further agreed to immediately notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion or inquiry) and the identity of the party making such proposal or inquiry, or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

  Except as set forth below, neither the Company Board nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Alternative Proposal or (iii) cause the Company to enter into any letter of intent or agreement with respect to any Alternative Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, if (A) the Company has received a Superior Proposal which is then pending and which the Company Board has determined to recommend to the Company's stockholders, (B) the Company Board concludes, in good faith, based on the advice of its outside counsel, that in light of such Superior Proposal, the withdrawal or modification of such approval or recommendation is reasonably necessary in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under applicable law, (C) the Company notifies Parent at least five (5) business days prior to taking any action with respect to such Superior Proposal, or the withdrawal or modification of its approval or recommendation and (D) the Company gives Parent at least five (5) business days after the Company gives notice to Parent pursuant to clause (C) to match or better such Superior Proposal and Parent fails to or decides not to do so within such five (5) day period.

  Indemnification and Insurance. The Merger Agreement provides that the Company and the Surviving Corporation, as applicable, will indemnify and hold harmless each present and former director, officer or employee of the Company or any Company Subsidiary against any cost or expenses incurred in connection with, and amounts paid in settlement of, any claim based on such person's status as a director, officer or employee of the Company or any Company Subsidiary and (i) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (ii) otherwise with respect to any act or omission occurring at or prior to the Effective Time, in each case for a period of six (6) years after the Effective Time.

  The Merger Agreement further provides that the Surviving Corporation will purchase directors' and officers' liability tail insurance covering the persons who are currently covered by the Company's directors' and officers' liability insurance policy for a period of six (6) years on terms that are no less favorable to the covered persons than the terms now applicable to them under the Company's current policy; provided, however, that in no event will Parent or the Surviving Corporation be required to expend more than $125,000; and provided further, that, if the premium for such coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such amount.

  Conditions to the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and duly adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger;
(ii) the receipt of any stockholder approval of NovaCare, Inc. required by the DGCL approving NovaCare Inc's agreement to tender, the grant of the irrevocable proxy and the agreement to sell its Shares to Parent contained in the Stockholder Agreement (the "NovaCare Stockholder Approval"); (iii) (A) no statute, rule, regulation, executive order, decree, ruling or injunction or other order of any governmental entity shall be in effect which prohibits the consummation of the transactions contemplated by the Merger Agreement or which materially limits or restricts the ownership or operation of the business of the Surviving Corporation; and (B) no suit, action or proceeding shall be pending by any governmental entity, the subject matter of which involves the transactions contemplated by the Merger Agreement, which is reasonably likely to materially adversely affect Parent, Purchaser or the Company; (iv) any consents, orders and approvals required of governmental entities for the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Effective Time; and (v) the purchase of Shares pursuant to the Offer shall have occurred.

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval:

    (a) By the mutual consent of Parent, Purchaser and the Company.

    (b) By either of Parent, Purchaser or the Company if: (i) the Effective Time shall not have occurred on or prior to December 31, 1999; provided, however, that the right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date; (ii) any governmental entity shall have issued an order, or taken any other action, which permanently restrains or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer, the Merger or the other transactions contemplated by the Merger Agreement and such order or other action shall have become final and non-appealable; or (iii) the NovaCare Stockholder Approval has not been obtained.

    (c) By the Company: (i) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause if the Company is at such time in material breach of its obligations under the Merger Agreement; (ii) if the Company Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger in connection with entering into a definitive agreement with respect to a Superior Offer which is then pending, provided that the Company has complied with the provisions of the Merger Agreement, including the notice provisions, described above under the heading "No Solicitation" or (iii) if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement or the Short Form Merger Option Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent or Purchaser, as applicable.

    (d) By Parent or Purchaser: (i) if, prior to the purchase of Shares by Purchaser pursuant to the Offer, (A) the Company shall have notified Parent, in accordance with the terms of the Merger Agreement, of its decision to furnish information to, or shall have negotiated or participated in negotiations or discussions with, a person or entity other than Parent, Purchaser or their Affiliates concerning a Superior Proposal,
  (B) the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Alternative Proposal, (C) the Company shall have executed a letter of intent or agreement relating to an Alternative Proposal or similar business combination with a person or entity other than Parent, Purchaser or their Affiliates, or (D) the board of directors of NovaCare, Inc. shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval of the transactions contemplated by the Stockholder Agreement or its approval or recommendation of the sale of its interest in the Company as set forth in the NovaCare, Inc. Proxy Statement dated August 13, 1999; (ii) if, prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement or the Short Form Option Agreement which would give rise to the failure of a condition set forth in paragraph (c) of Annex A to the Merger Agreement, and such breach cannot be or has not been cured within 30 days after the giving of written notice by Parent or Purchaser to the Company; (iii) if NovaCare, Inc. or NC Resources shall have breached any representation, warranty, covenant or other agreement contained in the Stockholder Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Parent or Purchaser; (iv) if NovaCare, Inc. has not received all consents and approvals from its lenders necessary to consummate the transactions contemplated by the Merger Agreement and the Stockholder Agreement, including the unconditional release of all liens on the Shares held by NC Resources and has not delivered evidence of such consents and approvals to Parent; (v) if the Company shall not have obtained and delivered to Parent the guaranty and letter of credit or surety bond or other security in accordance with the terms of the Merger Agreement; (vi) if the Company and the subsidiaries of the Company shall incur or assume indebtedness in excess of the amounts set forth in Section 5.1 (xi) of the Merger Agreement; or (vii) if the Company shall not be removed as a co-indemnitor with respect to the Liberty Bond (as defined in the Stockholder Agreement) in accordance with the terms of the Stockholder Agreement.

  Termination Fee; Expenses. Pursuant to the Merger Agreement, if (x) the Company terminates the Merger Agreement pursuant to clause (c)(ii) under the heading "Termination" above; (y) the Company enters into an agreement which accepts or implements a Superior Proposal; or (z) Parent or Purchaser terminates the Merger Agreement pursuant to clauses (d)(i)(B), (d)(i)(C),
(d)(i)(D), (d)(iii), (d)(iv) or (d)(vii) under the heading "Termination" above, then the Company will pay to Parent an amount equal to $4.5 million (the "Termination Fee"). If the Merger Agreement is terminated by Parent or Purchaser pursuant to clauses (d)(i)(A), (d)(ii), (d)(v) or (d)(vi) under the heading "Termination" above or the Company, Parent or Purchaser terminate the Merger Agreement pursuant to clause (b)(iii) under the heading "Termination" above, then the Company will pay to Parent an amount equal to Parent's and Purchaser's reasonable out-of-pocket expenses and fees actually incurred by Parent and Purchaser in connection with the transactions contemplated by the Merger Agreement, the Offer, the Merger and the Stockholder Agreement (the "Expenses"). In addition, if the Merger Agreement is terminated by the Company, Parent or Purchaser pursuant to clause (b)(iii) or (d)(v) under the heading "Termination," but within one year after such termination the Company shall have executed a letter of intent or agreement relating to an Alternative Proposal or similar business combination with a person or entity other than Parent, Purchaser or their Affiliates, then the Company will pay to Parent an amount equal to the difference between the Termination Fee and the Expenses.

Stockholder Agreement

  Concurrently with the execution and delivery of the Merger Agreement, Parent, Purchaser, NovaCare, Inc. and NC Resources entered into a Stockholder Agreement. In that agreement, NC Resources, Inc. (i) agreed to tender all of the Shares of the Company which it owns (the "Covered Shares") to Purchaser and (ii) granted to Purchaser an irrevocable proxy to vote the Covered Shares at any meeting of the stockholders of the Company called for the purpose of voting on the Merger and the Merger Agreement and/or to vote against any Alternative Proposal. The Stockholder Agreement also gives Parent the right, at its election, to purchase the Covered Shares from NC Resources at a price per share equal to $2.50, which is the price offered to all stockholders in the Offer.

  The obligations of NovaCare, Inc. and NC Resources described above are contingent on receiving any approval of the stockholders of NovaCare, Inc. which is required by Delaware law. NovaCare, Inc. has committed to duly call a meeting of its stockholders and to use its best efforts to solicit proxies in favor of approval of the matters described above.

  NovaCare, Inc. and NC Resources have agreed not to solicit, initiate or encourage any inquiry, proposal or offer from a third party to acquire the assets or stock of the Company, NC Resources or any subsidiary therof and to refrain from participating in any discussions or negotiations regarding or furnishing information to any third party in connection with any such inquiry, proposal or offer.

  NovaCare, Inc. has scheduled a special meeting of its stockholders to be held on September 21, 1999 to vote on matters including those described above. In connection with its special meeting of stockholders, NovaCare, Inc. circulated a proxy statement. In the proxy statement, the Board of Directors of NovaCare, Inc. recommended that the stockholders vote in favor of the sale of NovaCare, Inc.'s interest in the Company and the tender of its Shares in the Offer. If the holders of a majority of the outstanding shares of common stock of NovaCare, Inc. vote to approve the sale of NovaCare, Inc.'s interest in the Company and NovaCare Inc. tenders its Shares, as required by the Stockholder Agreement, the Minimum Condition for the Offer will be satisfied.

Short-Form Merger Option Agreement

  Concurrently with the execution and delivery of the Merger Agreement, Parent, Purchaser and the Company entered into a Short Form Merger Option Agreement. That agreement gives Purchaser an option to purchase up to that number of newly issued Shares (the "Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser and its Affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Option Shares) for a price per Option Share equal to the Offer Price. The number of Option Shares shall not exceed 19.9% of the Shares outstanding on the date of the agreement.

  The option may be exercised at any time after the acceptance for payment by Purchaser of Shares pursuant to the Offer.

Confidentiality Agreements

  Each of Fidelity Capital Associates, Inc., ("FCA") Patricof & Co. Ventures, Inc. ("Patricof") and AFLAC Incorporated ("AFLAC") executed Confidentiality Agreements, in favor of NovaCare, Inc. and the Company, dated as of March 26, 1999, March 25, 1999 and February 12, 1999, respectively. The Confidentiality Agreements contain customary provisions pursuant to which, among other matters, the parties agreed, subject to certain exceptions, to keep confidential all nonpublic, confidential or proprietary information concerning the other parties which is furnished to any party in connection with its evaluation of a possible transaction involving Purchaser and the Company (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible transaction involving the Company and Purchaser. The parties also agreed, for a period of one year, in the case of FCA and Patricof, and two years, in the case of AFLAC, not to solicit for employment or hire any employee of the Company. The parties further agreed, for a period of three years, in the case of FCA, and one year, in the case of Patricof and AFLAC unless requested in writing by the Company, not to seek, offer or propose to effect or participate in (i) any acquisition of securities or assets of the Company, (ii) any tender offer, merger, or other business combination involving the Company, (iii) any recapitalization, liquidation or other extraordinary transaction with respect to the Company or (iv) any solicitation of proxies or consents to vote any securities of the Company; provided, however, that these restrictions do not apply, in the case of FCA, to an account over which FCA or its affiliates have investment management or advisory responsibilities and consists solely of customer client accounts.

Exclusivity Agreement

  The Company, NovaCare, Inc. and the Equity Investors executed an Exclusivity Agreement dated as of August 16, 1999. Under the terms of the Exclusivity Agreement, which expired upon the execution of the Merger Agreement, the Company and NovaCare, Inc. agreed that neither they nor any of their subsidiaries or affiliates would, directly or indirectly, solicit or initiate any inquiry, proposal or offer, or participate in or initiate discussions or negotiations with, or provide any information to, any person or group other than the Equity Investors concerning (i) any proposal or offer for a merger, share exchange, consolidation or similar transaction involving the Company or any subsidiary of the Company or (ii) any proposal or offer to acquire any equity interest in, or outside the ordinary course of business consistent with past practice, any of the assets of, the Company or any subsidiary of the Company other than the transactions contemplated by the Merger Agreement. During the term of the Exclusivity Agreement, the Company and NovaCare, Inc. also agreed to immediately notify the Equity Investors of the existence of any such proposal, discussion, negotiation or inquiry received by either of them and to provide the Equity Investors with the relevant terms thereof.

Letter Agreement

  NovaCare, Inc. executed a letter agreement, dated as of September 8, 1999, in favor of the Company and the Equity Investors. Pursuant to the letter agreement, NovaCare, Inc. agreed to use commercially reasonable efforts to obtain a general release from Unified Management Corporation and certain of its affiliates and shareholders (collectively, "Unified") from any claims or actions arising from or relating to the termination of the Agreement of Purchase and Sale, dated as of June 16, 1999, by and among Unified and the Company (the "Unified Termination"). NovaCare, Inc. further agreed to indemnify and hold harmless the Company, the Equity Investors and their respective subsidiaries, affiliates, officers, directors, partners, employees, representatives, successor or assigns (the "Investors Indemnified Parties") from and against any and all liabilities sustained or incurred by the Company or the Investors Indemnified Parties as a result of, or arising from, any action brought or claim made by or on behalf of Unified against the Company or any of the Investors Indemnified Parties as a result of the Unified Termination.

  Also pursuant to the letter agreement, prior to the closing of the transactions contemplated by the Merger Agreement, (1) NovaCare, Inc. has agreed that it will cash collateralize, and take all action necessary, to cause the Company to be removed as a co-indemnitor with respect to the obligations secured by the $4,580,446 bond in favor of Liberty Mutual Insurance Company and (2) the Company has agreed that it will take all action necessary to cause NovaCare, Inc. to be removed as a co-indemnitor with respect to the surety bonds identified in the letter agreement.

12. Plans for the Company; Other Matters.

 Plans for the Company.

  If Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among others things, changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

  The Merger Agreement provides that, promptly after the purchase by Purchaser of at least a majority of the Shares Purchaser has the right to cause the Company to elect to the Company Board directors designated by Purchaser equal in number to the number of directors, rounded up to the next whole number, as is equal to the product of the total number of directors on the Company Board (after giving effect to the directors designated by Parent) multiplied by the percentage that the number of Shares beneficially owned by Purchaser or any affiliate of Purchaser (including such Shares as are accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

  Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of a material amount of assets, involving the Company or its Subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

  Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries and affiliates acquire in the aggregate at least a majority of the Shares (which would be the case if the Minimum Condition is satisfied and Purchaser were to accept for payment Shares tendered in the Offer), they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

  Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Alternatively, Purchaser could exercise options pursuant to the Short-Form Merger Option Agreement to obtain 90% of the outstanding shares. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

  Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of their Shares. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer, and in the Merger stockholders would receive the same price per share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. Dividends and Distributions.

  The Merger Agreement provides that from the date thereof until the Effective Time, without the prior written consent of Parent, the Company shall not and shall not permit any of its subsidiaries to (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make an advance to its parent or the Company;
(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or voting debt of the Company or any of its subsidiaries, other than Shares issued upon the exercise of options outstanding on the date of the Merger Agreement; (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company or any of the subsidiaries of the Company; or (iv) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock or any instrument or security which consists of or includes a right to acquire such shares.

14. Conditions to the Offer.

  The Offer is subject to the condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer, such number of Shares which, when added to the Shares beneficially owned by Parent or Purchaser, would constitute a majority of the Shares outstanding on a fully diluted basis.

  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer as provided in the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if in the reasonable judgment of Purchaser (i) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, (iii) the NovaCare Stockholder Approval shall not have been obtained, or (iv) at any time on or after the date of the Merger Agreement, and before the time of payment for any Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer) pursuant to the Offer any of the following events shall occur:

    (a) there shall be pending or threatened by any governmental authority, or the Company, Parent or Purchaser shall have received notice from an attorney representing a party of such party's intent to commence any suit, action or proceeding which (i) seeks to prohibit or delay the making or consummation of the Offer or the Merger, (ii) seeks to challenge, prohibit, delay or make illegal or materially more costly the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, the Stockholder Agreement, the Short Form Merger Option Agreement or the acceptance for payment, payment for or purchase of Shares pursuant to, or consummation of, the Offer or the Merger or seeks to make illegal the transactions contemplated by the Stockholder Agreement or the Short Form Merger Option Agreement or otherwise directly or indirectly to restrain, prohibit or delay the transactions contemplated by the Stockholder Agreement or the Short Form Merger Option Agreement, (iii) seeks to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares or impose limitations on the ability of Parent or any of its subsidiaries or affiliates to exercise full rights of ownership of the Shares purchased by it, including the right to vote on all matters, (iv) seeks to impose limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to acquire, hold or operate, or to require Parent, Purchaser or the Company or any of their respective subsidiaries or affiliates to dispose of or hold separate, any material portion of the business or assets of Parent, Purchaser or the Company or any of their respective subsidiaries, or (v) would reasonably be expected to have a material adverse effect on the Company;

    (b) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or made applicable, in each case after the date of the Merger Agreement, to the Offer or the Merger or any other action shall be taken by any governmental entity that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) the representations and warranties of the Company set forth in the Merger Agreement or the Short Form Merger Option Agreement (without giving effect to any qualification regarding materiality) shall not be true and accurate as of the date of the Merger Agreement and as of the date of consummation of the Offer as though made on or as of such date except those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period, all of which failures to be true and accurate in the aggregate has had or would reasonably be expected to have a material adverse effect on the Company; or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement or the Short Form Merger Option Agreement to be performed or complied with by it;

    (d) the Merger Agreement shall have been terminated in accordance with its terms;

    (e) the Company shall have entered into a definitive agreement, letter of intent or agreement in principle with any person with respect to an Alternative Proposal;

    (f) the Company shall have notified or been required by the provisions of the Merger Agreement to notify Parent of its decision to furnish information concerning its business, properties or assets to or shall have negotiated or participated in negotiations or discussions with a person or entity other than Parent, Purchaser or their affiliates concerning a Superior Proposal, withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Alternative Proposal, or shall have resolved to do any of the foregoing;

    (g) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Authority or agency on the extension of credit by financial institutions,
  (4) any decline in the Dow Jones Industrial Average or the Standard & Poor's 500 Index in excess of 25% measured from the close of business on the date of the Merger Agreement or (5) in the case of any of the situations in clauses (1) through (4) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (h) the Company, NC Resources or NovaCare, Inc. pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors ("Bankruptcy Law"): (1) commences a voluntary case, (2) consents to the entry of an order for relief against it in an involuntary case, (3) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a "Custodian") of it or for all or substantially all of its property, (4) makes a general assignment for the benefit of its creditors, or (5) generally is not paying its debts as they become due;

    (i) a court of competent jurisdiction enters an order or decree under the Bankruptcy Law that; (1) is for relief against the Company in an involuntary case, (2) appoints a Custodian of the Company, NC Resources or NovaCare, Inc. or for all or substantially all of the property of the Company, NC Resources or NovaCare, Inc., or (3) orders the liquidation of the Company, NC Resources or NovaCare, Inc., and the order or decree remains unstayed and in effect for 60 days;

    (j) there shall have occurred any change, condition, event or development that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company;

    (k) either NC Resources or NovaCare, Inc. shall be in breach of the Stockholder Agreement;

    (l) the Company shall not have obtained the consents of holders of outstanding Options to purchase Shares to cancel such Options in accordance with the provisions described under the heading "Merger Approval--Options" in Section 11 of this Offer to Purchase;

    (m) the Company shall not have delivered to Parent and Purchaser an opinion from a reputable firm to the effect that NovaCare, Inc. and the Company are solvent as of the time any Shares are accepted for payment;

    (n) NovaCare, Inc. shall not have obtained all consents of, and approvals to, the transactions contemplated pursuant to the Stockholder Agreement and the Merger Agreement from its lenders in accordance with the provisions of the Stockholder Agreement and delivered evidence of such consents and approvals to Parent and Purchaser;

    (o) the Company shall not have obtained and delivered to Parent a guaranty and letter of credit or surety bond or other security guaranteeing and securing the earnings before interest, taxes, depreciation and amortization projected to be received by the Company under the Subscriber Services Agreement, dated as of July 1, 1999, by and between NovaCare, Inc. and the Company.

    (p) if the Company and the Company's subsidiaries shall have incurred or assumed indebtedness in excess of $3,300,000; or

    (q) the Company shall not have been removed as co-indemnitor with respect to the obligations secured by a $4,580,446 bond in favor of Liberty Mutual Insurance Company.

which in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be waived by Parent or Purchaser in their sole discretion.

15. Certain Legal Matters.

  Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer and the Merger or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required prior to the acquisition of the Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought. While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

 State Antitakeover Statutes.

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Section 203 of the DGCL, in general, prohibits a Delaware corporation that does not opt out of its provisions from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an

"Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless (i) prior to such time, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer; or (iii) at or subsequent to such time, the Business Combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds (2/3) of the outstanding voting stock which is not owned by the Interested Stockholder. The Company Board of Directors has taken the action necessary to render the restrictions contained in Section 203 inapplicable to the Merger or the other transactions contemplated by the Merger Agreement.

  Although the Company is organized under the laws of the State of Delaware, since it has its principal place of business in Pennsylvania, it may be subject to the Pennsylvania Takeover Disclosure Law (the "PTDL"). The PTDL purports to regulate certain attempts to acquire a corporation which (i) is organized under the laws of Pennsylvania or (ii) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, 509 F. Supp. 782 (E.D. Pa. 1981), the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its stockholders, if at the time such recommendation is first communicated to stockholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule 14D-1 and certain other information and materials, including an undertaking to notify security holders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Company Board, by the unanimous vote, has approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's stockholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption for the PTDL. Pursuant to Section 10 of the PTDL, Purchaser will submit the appropriate $100 notice filing fee along with the Section 8(a) filing. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the PSC office at Eastgate Office Building, 1010 North 7th Street, Harrisburg, PA 17102-1410 during business hours.

  Other than as set forth above, Parent and Purchaser do not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer and the Merger, and neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. The Offer and the Merger are not subject to the Hart-Scott-Rodino Antitrust Improvements Act.

  Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

16. Fees and Expenses.

  Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services. Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

  Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. Miscellaneous.

  The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          New Plato Acquisition, Inc.

September 15, 1999

                                  SCHEDULE I

  1. Directors, Executive Officers and Managers of Purchaser, Parent and Plato LLC. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors, executive officers and managers, as applicable, of Purchaser, Parent and Plato LLC. Each such person is a citizen of the United States.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 Gregory M. Case..................  Mr. Case is president and a director of
                                    Purchaser and Parent and a manager of Plato
                                    LLC. Mr. Case has held these positions
                                    since August 1999. Mr. Case is also a
                                    Managing Director of Patricof & Co.
                                    Ventures, Inc. and has held this position
                                    for the last five years. Mr. Case's
                                    principal business address is 455 South
                                    Gulph Road, King of Prussia, PA 19406.
 George Hertz.....................  Mr. Hertz is vice president, treasurer, secretary and a director of Purchaser and
                                    Parent and a manager of Plato LLC. Mr.
                                    Hertz has held these positions since August
                                    1999. Mr. Hertz is a managing director of
                                    Fidelity Ventures, the venture capital arm
                                    of FMR Corp. and has held this position
                                    since June 1997. Mr. Hertz has been vice
                                    president of Fidelity Capital Associates,
                                    Inc. since June 1997. From March, 1996 to
                                    May, 1997, Mr. Hertz was president and
                                    chief executive officer of Boston
                                    Communications Group in Woburn,
                                    Massachusetts. Prior to that time, and
                                    since 1993, Mr. Hertz was president of
                                    Advanced MobileComm, Inc. Mr. Hertz's
                                    principal business address is 82 Devonshire
                                    Street, Boston, MA 02109.
 Eric Lass........................  Mr. Lass is vice president and assistant secretary of Purchaser and Parent and has
                                    held these positions since August 1999.
                                    Since March 1999, Mr. Lass has also been a
                                    vice president of Fidelity Ventures. Prior
                                    to that time, and since 1994, Mr. Lass was
                                    an analyst at Fidelity Management &
                                    Research Company. Mr. Lass' principal
                                    business address is 82 Devonshire Street,
                                    Boston, MA 02109.
 Michael Poisel...................  Mr. Poisel is vice president and assistant secretary of Purchaser and Parent and has
                                    held these positions since August 1999.
                                    From 1997 to 1998, Mr. Poisel was employed
                                    by GE Capital Services and from 1994 to
                                    1995, he was employed by Lockheed Martin.
                                    Mr. Poisel's principal business address is
                                    455 South Gulph Road, King of Prussia, PA
                                    19406.

  2. Directors, Executive Officers and Partners of the Equity
Investors. Parent is owned by the Equity Investors. Set forth below is the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors, executive officers and partners, as applicable, of each of the Equity Investors and certain other related entities.

  a. Partners of Fidelity Ventures Limited ("FVL"). FVL, a private equity concern, is a limited partnership of which Fidelity Capital Associates, Inc. ("FCA") is the general partner and a wholly owned subsidiary of FMR Corp., a diversified financial services company. FMR Corp. is the limited partner of FVL and holds a majority interest in FVL. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of FCA and FMR Corp. Each person is a citizen of the United States (except Mr. Kelly, who is a citizen of Canada), with a principal business address of 82 Devonshire Street, Boston, MA 02109.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 FCA
 William R. Elfers................  Mr. Elfers is vice president of FCA and has held this position since December 1995.
                                    Since 1990, Mr. Elfers has also been a
                                    managing director of Fidelity Ventures and
                                    chairman and chief executive officer of
                                    Community Newspaper Company.
 George K. Hertz..................  Mr. Hertz is a managing director of
                                    Fidelity Ventures and has held this
                                    position since June 1997. Mr. Hertz has
                                    been a vice president of FCA since August
                                    1999. From March, 1996 to May, 1997, Mr.
                                    Hertz was president and chief executive
                                    officer of Boston Communications Group.
                                    Prior to that time, and since 1993, Mr.
                                    Hertz was president of Advanced MobileComm,
                                    Inc.
 Timothy T. Hilton................  Mr. Hilton is president and a director of
                                    FCA and has held these positions since July
                                    1997. Mr. Hilton served as president of
                                    Fidelity Capital, an arm of FMR Corp., from
                                    July 1997 until January 1999 and has been
                                    president of Fidelity Ventures since
                                    January 1999. Prior to that time, and since
                                    1985, Mr. Hilton was a partner at the law
                                    firm of Sullivan & Worcester in Boston,
                                    Massachusetts.
 Robert E. Ketterson Jr...........  Mr. Ketterson is vice president of FCA and has held this position since June 1998.
                                    Since May 1996, Mr. Ketterson has also been
                                    vice president of Fidelity Ventures.
 Peter Mann.......................  Mr. Mann is vice president of FCA and has held this position since July 1998. Prior
                                    to that time, and since 1994, Mr. Mann was
                                    employed by Fidelity Ventures.
 Stephen G. Manning...............  Mr. Manning is chief financial officer and vice president of FCA and has held these
                                    positions since June 1999. Prior to that
                                    time, and since April 1997, Mr. Manning was
                                    treasurer of FCA. Since March 1996, Mr.
                                    Manning has been a managing director of
                                    Fidelity Ventures. Prior to that time, and
                                    since 1990, Mr. Manning held various
                                    positions with FMR Corp., most recently as
                                    vice president and treasurer.
 Paul L. Mucci....................  Mr. Mucci is vice president of FCA and has held this position since December 1995. He
                                    was also chief financial officer of FCA
                                    from December 1995 until June 1999. Prior
                                    to that time, and since October 1994, Mr.
                                    Mucci has been a managing director of
                                    Fidelity Ventures. From 1991 until October
                                    1994, Mr. Mucci was senior vice president,
                                    finance of General Cinema in Chestnut Hill,
                                    Massachusetts.
 John J. Remondi..................  Mr. Remondi is vice president and a director of FCA and has held these
                                    positions since December 1995. Mr. Remondi
                                    has also been president of Fidelity
                                    Investors Management LLC since May 1998 and
                                    a managing director of Fidelity Ventures
                                    since April 1990.
 Laurel M. Watts..................  Ms. Watts has been vice president of FCA since December 1995 and chief
                                    administrative officer of Fidelity Capital
                                    since May 1998. Prior to that time, and
                                    since 1993, Ms. Watts has been a managing
                                    director of Fidelity Capital.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 FMR Corp.
 Stephen P. Akin..................  Mr. Akin is president of Fidelity Capital and has served in this position since
                                    January 1999. Prior to that he was
                                    president of Fidelity Systems Company from
                                    1997 to 1999 and president of Fidelity
                                    Retail Customer Development from 1995 to
                                    1996. Mr. Akin was also president of
                                    Fidelity Retail Investor Services from 1992
                                    to 1995.

 J. Gary Burkhead.................  Mr. Burkhead is the vice chairman and a director of FMR Corp. and has held these
                                    positions since April 1997 and February
                                    1990, respectively. From April 1997 until
                                    January 1998, Mr. Burkhead was the
                                    President of Fidelity Investments
                                    Institutional Services Company. From 1986
                                    until April 1997, Mr. Burkhead was
                                    president of Fidelity Management & Research
                                    Company.
 William L. Byrnes................  Mr. Byrnes is a director of FMR Corp. and has held this position since October 1972.
 James C. Curvey..................  Mr. Curvey has been president and chief operating officer of FMR Corp. since
                                    September 1998 and June 1997, respectively.
                                    Mr. Curvey has been a director of FMR Corp.
                                    since February 1990, serving as vice
                                    chairman from April 1997 until April 1999.
                                    Mr. Curvey was senior vice president of FMR
                                    Corp. from December 1986 until June 1997
                                    and president of Fidelity Capital from June
                                    1991 until July 1997. From June 1995 until
                                    July 1997, Mr. Curvey was a director of
                                    FCA.
 Steven E. Elterich...............  Mr. Elterich has served as president of
                                    Fidelity E-Commerce since August 1999.
                                    Prior to that he was executive vice
                                    president of Fidelity Employer Services
                                    Company from January 1998 to September
                                    1999. He also held various positions at
                                    Fidelity Institutional Retirement Company
                                    from April 1990 to January 1998.
 Ilene B. Jacobs..................  Ms. Jacobs is executive vice president, human resources of FMR Corp. and has held
                                    this position since October, 1998. Prior to
                                    that time, and since 1974, Ms. Jacobs was
                                    employed by Digital Equipment Corporation
                                    in Maynard, Massachusetts, ending her
                                    tenure as senior vice president of human
                                    resources.
 Abigail P. Johnson...............  Ms. Johnson is a director of FMR Corp. and has held this position since May, 1994.
                                    Since May, 1997, Ms. Johnson has also been
                                    senior vice president and associate
                                    director of Fidelity Management & Research
                                    Company.
 Edward C. Johnson 3d.............  Mr. Johnson has been chairman of the board and chief executive officer of FMR Corp.
                                    since 1977 and a director since 1972.
                                    Mr. Johnson was president of FMR Corp. from
                                    December 1986 until September 1998.
 Stephen P. Jonas.................  Mr. Jonas is executive vice president and chief financial officer of FMR Corp. and
                                    has held these positions since May, 1998.
                                    Prior to that time, and since 1993, Mr.
                                    Jonas held various other positions with FMR
                                    Corp.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 Timothy T. Hilton................  Mr. Hilton is president of Fidelity
                                    Ventures and has held this position since
                                    January 1999. He served as president of
                                    Fidelity Capital from July 1997 until
                                    January 1999. Prior to that time and since
                                    1985, Mr. Hilton was a partner in the law
                                    firm of Sullivan & Worcester in Boston,
                                    Massachusetts.

 Kevin J. Kelly...................  Mr. Kelly is president of Fidelity
                                    Investments Institutional Services Company,
                                    Inc. and has served in that position since
                                    1997. Prior to that he was president of
                                    Fidelity Investments Canada, Ltd. from 1995
                                    to 1998 and president and CEO of Bimcor
                                    Incorporated of Canada from 1991 to 1995.

 Mark A. Peterson.................  Mr. Peterson is president of Fidelity
                                    Corporate Systems and Services. He has held
                                    this position since 1997. Prior to that he
                                    was president of Fidelity Investments
                                    Retail Group from 1993 to 1996.

 Robert C. Pozen..................  Mr. Pozen is president of Fidelity
                                    Management & Research Company and has held
                                    this position since April 1997. Prior to
                                    that, he was senior vice president and
                                    general counsel of FMR Corp.

 Robert L. Reynolds...............  Mr. Reynolds is president of Fidelity
                                    Investments Institutional Retirement Group.
                                    He has held this position since March 1996.
                                    Prior to that he was president of Fidelity
                                    Institutional Retirement Services Company
                                    from January 1990 to September 1996.

 Roger T. Servison................  Mr. Servison has been president of Fidelity
                                    Brokerage Services Japan, LLC since October
                                    1996. Prior to that he was president of
                                    Fidelity Investments Retail Marketing
                                    Company from June 1991 to August 1995.

 David C. Weinstein...............  Mr. Weinstein is executive vice president and chief of administration and government
                                    affairs of FMR Corp. and has held these
                                    positions since May, 1998. From December,
                                    1995 until May, 1998, Mr. Weinstein was
                                    senior vice president of FMR Corp. Prior to
                                    that time, and since 1987, Mr. Weinstein
                                    was vice president and corporate counsel of
                                    FMR Corp.
 George A. Vanderheiden...........  Mr. Vanderheiden is a director of FMR Corp.
                                    and has held this position since March,
                                    1997. Since October, 1989, Mr. Vanderheiden
                                    has also been senior vice president of
                                    Fidelity Management & Research Company.

  b. Partners of Fidelity Investors II Limited Partnership ("FILP"). FILP, a private equity fund, is a limited partnership of which Fidelity Investors Management, LLC ("FIM") is the general partner. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of FIM. Each person is a citizen of the United States with a principal business address of 82 Devonshire Street, Boston, MA 02109.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 James C. Curvey..................  Mr. Curvey is a director of FIM and has held this position since May 1998. Mr.
                                    Curvey has also been president and chief
                                    operating officer of FMR Corp. since
                                    September 1998 and June 1997, respectively
                                    and a director since February 1990, serving
                                    as vice chairman-from April 1997 until
                                    April 1999. Mr. Curvey was senior vice
                                    president of FMR Corp. from December 1986
                                    until June 1997 and president of Fidelity
                                    Capital from June 1991 until July 1997.
                                    From June 1995 until June 1997, Mr. Curvey
                                    was president of FCA.
 Donald S. Heaton.................  Mr. Heaton is vice president and treasurer of FIM and has held these positions since
                                    May 1998. Since February 1999, Mr. Heaton
                                    has also been senior vice president,
                                    finance of Fidelity Ventures. From 1991
                                    through January 1999, Mr. Heaton was the
                                    senior vice president and chief financial
                                    officer of Fidelity Capital
                                    Telecommunications and Technology Group.
 Timothy T. Hilton................  Mr. Hilton is a director of FIM and has held this position since May 1998. Mr.
                                    Hilton is also president and a director of
                                    FCA and has held these positions since July
                                    1997, serving as vice president from April
                                    1997 until July 1997. From 1985 until 1996,
                                    Mr. Hilton was a partner at the law firm of
                                    Sullivan & Worcester in Boston,
                                    Massachusetts.
 Edward C. Johnson 3d.............  Mr. Johnson is chairman of the board of FIM and has held this position since May 1998.
                                    Mr. Johnson has also been chairman of the
                                    board and chief executive officer of FMR
                                    Corp. since 1977 and a director since 1972.
                                    Mr. Johnson was president of FMR Corp from
                                    December 1986 until September 1998.
 John J. Remondi..................  Mr. Remondi is president of FIM and has held this positions since May 1998. Mr.
                                    Remondi is also a managing director of
                                    Fidelity Ventures and has held this
                                    position since April 1990. Since December
                                    1995, Mr. Remondi has also been vice
                                    president of FCA.
 David C. Weinstein...............  Mr. Weinstein is vice president of FIM and has held this position since May 1998. Mr.
                                    Weinstein is also executive vice president
                                    and chief of administration and government
                                    affairs of FMR Corp. and has held these
                                    positions since May 1998. From December
                                    1995 until May 1998, Mr. Weinstein was
                                    senior vice president of FMR Corp. Prior to
                                    that time, and since 1987, Mr. Weinstein
                                    was vice president and corporate counsel of
                                    FMR Corp.

  c. APA Excelsior V, L.P. APA Excelsior V, L.P. is a Delaware limited partnership and its principal business is acting as a private investment fund. Its business address is: c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, NY 10022.

    The general partner of APA Excelsior V, L.P. is APA Excelsior V Partners, L.P., a Delaware limited partnership. Its principal business is acting as the general partner of private investment funds. Its business address is:
  72 Davids Lane, East Hampton, NY 11937.

    The general partner of APA Excelsior V Partners, L.P. is Patricof & Co. Managers, Inc., a New York corporation. Its principal business is acting as the general partner of general partners of private investment funds. Its business address is: 445 Park Avenue, New York, NY 10022.

    The sole director and executive officers of Patricof & Co. Managers, Inc. are listed below:

     Name                                Position
     ----                                --------
     Alan J. Patricof................... Sole Director and Chairman of the Board
     Gregory M. Case.................... Vice President
     Robert M. Chefitz.................. Vice President
     Janet G. Effland................... Vice President
     Thomas P. Hirschfeld............... Vice President
     George M. Jenkins.................. Vice President
     David A. Landau.................... Vice President
     George D. Phipps................... Vice President
     Salem D. Shuchman.................. Vice President
     Paul A. Vais....................... Vice President

    All such persons are U.S. citizens. The business address of such persons is: c/o Patricof & Co., Ventures, Inc., 445 Park Avenue, New York, New York, 10022. Mr. Patricof founded Patricof & Co., Ventures, Inc., a private investment firm, in 1969 and its the Co-Chairman. All other persons listed above have been employed by Patricof & Co. Ventures, Inc., for the last five years, most recently as Managing Directors except: (i) Mr. Hirschfeld joined Patricof & Co. Ventures, Inc. in January 1995 and prior to that time was Assistant to the Mayor of New York City from February 1994 to December 1994 and (ii) Mr. Vais joined Patricof & Co. Ventures, Inc. in March 1997 and prior to that time was employed by Enterprise Partners Venture Capital, an investment firm, from March 1995 to December 1996, most recently as vice president, and by Next Inc., a computer software company, from July 1988 to October 1994, most recently as Executive Director of Worldwide Marketing.

  d. The Patricof Private Investment Club II, L.P. The Patricof Private Investment CLub II, L.P. is a Delaware limited partnership and its principal business is acting as a private investment fund. Its business address is: c/o Patricof & Co. Ventures, Inc., 445 Park Avenue, New York, NY 10022.

    The general partner of The Patricof Private Investment Club II, L.P. is APA Excelsior V Partners, L.P. See Section c above for additional information.

  e. The P/A Fund III, L.P. The P/A Fund III, L.P. is a Pennsylvania limited partnership and its principal business is acting as a private investment fund. Its business address is: Executive Terrace Building, 455 South Gulph Road-Suite 410, King of Prussia, PA 19406.

    The general partners of The P/A Fund III, L.P. are APA Pennsylvania Partners III, L.P. and ACM Capital Partners, L.P.

    APA Pennsylvania Partners III, L.P. is a New York limited partnership and its principal business is acting as a general partners of private investment funds. Its business address is: 72 Davids Lane, East

  Hampton, NY 11937. The general partner of APA Pennsylvania Partners III, L.P. is Patricof & Co. Managers, Inc. See Section c above for additional information.

    ACM Capital Partners, L.P. is a Pennsylvania limited partnership and its principal business is venture capital investments. Its business address is:
  518 Broad Street, Sewickley, PA 15143.

    The general partners of ACM Capital Partners, L.P. are: Joel P. Adams, William C. Hulley, William A. Frezza (special general partner) and Jerry S. Sullivan (special general partner). All such persons are U.S. citizens and their business address is 518 Broad Street, Sewickley, PA 15143. Messrs. Adams and Hulley have been employed by Adams Capital Management, Inc., a venture capital investment firm, since they founded it in December 1994. Prior to that time and since at least August 1994, they were general partners of Fostin Capital Partners II, a venture capital investment firm. Messrs. Frezza and Sullivan provide consulting services to Adams Capital Management, Inc. Mr. Frezza has been employed by Wireless Computing Associates, Inc., a consulting firm, since 1994. Prior to that he was employed by Ericsson GE Mobile Communications Inc. since 1991, most recently as Director of Marketing and Business Development. Mr. Sullivan has been employed by Savantage, Inc., a consulting firm, since 1992, most recently as President.

  f. Directors and Executive Officers of AFLAC Incorporated ("AFLAC"). The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of AFLAC. Each person is a citizen of the United States with a principal business address of 1932 Wynnton Road, Columbus, GA 31999. Unless otherwise indicated, each person has held the position(s) set forth opposite his or her name for at least five years.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 Paul S. Amos.....................  Mr. Amos is Chairman of the Board of AFLAC
                                    and American Family Life Assurance Company
                                    of Columbus.
 Daniel P. Amos...................  Mr. Amos is Chief Executive Officer and
                                    President of AFLAC and American Family Life
                                    Assurance Company of Columbus. Mr. Amos is
                                    also a Director of The CIT Group, Inc. and
                                    Georgia Power Company.
 William J. Bugg, Jr..............  Mr. Bugg is Senior Vice President,
                                    Corporate Actuary of American Family Life
                                    Assurance Company of Columbus.
 Monthon Chuaychoo................  Mr. Chuaychoo is Vice President, Financial
                                    Services of AFLAC and American Family Life
                                    Assurance Company of Columbus.
 Kriss Cloninger III..............  Mr. Cloninger is Executive Vice President,
                                    Chief Financial Officer of AFLAC and
                                    American Family Life Assurance Company of
                                    Columbus. He is also Treasurer of AFLAC.
 Martin A. Durant, III............  Mr. Durant is Senior Vice President,
                                    Corporate Services of AFLAC and American
                                    Family Life Assurance Company of Columbus.
 Norman P. Foster.................  Mr. Foster is Executive Vice President,
                                    Corporate Finance of AFLAC and American
                                    Family Life Assurance Company of Columbus.
 Kenneth S. Janke Jr..............  Mr. Janke is Senior Vice President,
                                    Investor Relations of AFLAC. Mr. Janke is
                                    also president and Chief Executive Officer
                                    of the National Association of Investor
                                    Corp. He is also President and Director of
                                    NAIC Growth Fund.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 Akitoshi Kan.....................  Mr. Kan has been Executive Vice President of AFLAC Japan since January 1998. He has
                                    also served as Deputy Chief Financial
                                    Officer of AFLAC and Senior Vice President
                                    of AFLAC Japan, Accounting, Information
                                    Systems, ABC and Legal Affairs since
                                    January 1997. Prior to that, Mr. Kan was
                                    Senior Vice President of AFLAC Japan,
                                    Accounting, Corporate Planning, Audit, and
                                    Legal Affairs until January 1997 and Vice
                                    President of AFLAC Japan Accounting
                                    Department until 1995.
 Nobuo Kawamura...................  Mr. Kawamura has been Senior Vice President of AFLAC Japan, ABC Promotion, Policy
                                    Maintenance, Premium Accounting since
                                    January 1999. Prior to that, Mr. Kawamura
                                    was Senior Vice President of AFLAC Japan,
                                    Underwriting, Policy Maintenance, Premium
                                    Accounting, Customer Service,
                                    Administration Support.
 Joseph P. Kuechenmeister.........  Mr. Kuechenmeister is Senior Vice
                                    President, Director of Marketing of
                                    American Family Life Assurance Company of
                                    Columbus.
 Joey M. Loudermilk...............  Mr. Loudermilk is Senior Vice President,
                                    General Counsel and Corporate Secretary of
                                    AFLAC and American Family Life Assurance
                                    Company of Columbus. He is also Director,
                                    Legal and Governmental Relations of
                                    American Family Life Assurance Company of
                                    Columbus.
 Hidefumi Matsui..................  Mr. Matsui has been President of AFLAC
                                    Japan, since January 1995. Prior to that he
                                    was Executive Vice President of AFLAC
                                    Japan.
 Shoichi Matsumoto................  Mr. Matsumoto has been Executive Vice
                                    President and Director of Marketing of
                                    AFLAC Japan, since January 1998. From July
                                    1997 through January 1998, Mr. Matsumoto
                                    was Senior Vice President and Director of
                                    Marketing of AFLAC Japan. He served as
                                    Senior Vice President of AFLAC Japan from
                                    January 1996 through July 1997 and, prior
                                    to that time, as Vice President and
                                    Assistant Director of Marketing of AFLAC
                                    Japan.
 Minoru Nakai.....................  Mr. Nakai is President of AFLAC
                                    International, Inc.
 Yoshiki Otake....................  Mr. Otake has been Chairman of the Board of
                                    AFLAC Japan since January 1995. Prior to
                                    that he served as President of AFLAC Japan.
                                    Mr. Otake also serves as Vice Chairman of
                                    AFLAC International, Inc.
 E. Stephen Purdom................  Mr. Purdom has been Executive Vice
                                    President of American Family Life Assurance
                                    Company of Columbus since October 1994. Mr.
                                    Purdom was Medical Director of the Columbus
                                    Clinic until September 1994 and Senior Vice
                                    President and Medical Director of American
                                    Family Life Assurance Company of Columbus
                                    until October 1994. Mr. Purdom is a
                                    Director of Trust Company Bank.
 Joseph W. Smith, Jr..............  Mr. Smith is Senior Vice President, Chief
                                    Investment Officer of American Family Life
                                    Assurance Company of Columbus.

                                    Present Principal Occupation or Employment;
                                    Material Positions Held During Past Five
 Name                               Years
 ----                               -------------------------------------------
 Gary L. Stegman..................  Mr. Stegman is Senior Vice President,
                                    Assistant Chief Financial Officer of AFLAC
                                    and American Family Life Assurance Company
                                    of Columbus. He is also Treasurer and
                                    Assistant Secretary of American Family Life
                                    Assurance Company of Columbus.
 J. Shelby Amos, II...............  Mr. Amos is the Alabama/West Florida State
                                    Sales Coordinator for American Family Life
                                    Assurance Company of Columbus.
 Michael H. Armacost..............  Mr. Armacost has been President of The
                                    Brookings Institution since October 1995.
                                    From 1993 through September 1995, Mr.
                                    Armacost was a Professor at the
                                    Asia/Pacific Research Center at Stanford
                                    University. Mr. Armacost is also a Former
                                    United States Ambassador to Japan.
 M. Delmar Edwards, M.D...........  Dr. Edwards is a Retired Vice President and
                                    Assistant to the Chairman of Columbus
                                    Regional Healthcare System, Inc. Dr.
                                    Edwards is also a Retired Director of First
                                    Union National Bank of Georgia. In
                                    addition, Dr. Edwards serves is a Trustee
                                    of Columbus State University and Morehouse
                                    School of Medicine.
 Joe Frank Harris.................  Mr. Harris is a Distinguished Executive
                                    Fellow at Georgia State University. He is
                                    also Chairman of the board of directors of
                                    Harris Georgia Corp. and a Director of
                                    Bankhead Enterprises, Inc. Mr. Harris is a
                                    Former Governor of the State of Georgia.
 Elizabeth J. Hudson..............  Ms. Hudson has been Director of Spencer
                                    Stuart since January 1998. From May 1996
                                    through December 1997, Ms. Hudson was
                                    Senior Vice President, Corporate
                                    Communications at The Readers Digest
                                    Association, Inc. Prior to that Ms. Hudson
                                    served as Executive Producer of NBC
                                    Productions.
 Hisao Kobayashi..................  Mr. Kobayashi is President and Chief
                                    Executive Officer of The Dai-Ichi Kangyo
                                    Bank Ltd. and President and Chief Executive
                                    Officer Hibiya Building Co. Limited. He is
                                    also Chairman of the Board of directors of
                                    The CIT Group, Inc. and a Director of
                                    Nippon Light Metal Co., Ltd.
 Barbara K. Rimer.................  Ms. Rider has been Director, Cancer Control and Population Sciences at the National
                                    Cancer Institute since December 1997. Prior
                                    to that, Ms. Rimer served as Director,
                                    Cancer Control Research at Duke
                                    Comprehensive Cancer Center.
 Henry C. Schwob..................  Mr. Schwob is President of Schwob Realty
                                    Company. In addition, Mr. Schwob is a
                                    Director of First Union National Bank of
                                    Georgia.
 J. Kyle Spencer..................  Mr. Spencer is President of Spencer
                                    Investment Company. Mr. Spencer is also a
                                    Retired Director of First Union National
                                    Bank of Georgia and a Retired Chairman of
                                    the Board of Bank South N.A.
 Glenn Vaughn, Jr.................  Mr. Vaughn is the Retired Chairman of the
                                    Board of Columbus Ledger-Enquirer.
 Robert L. Wright.................  Mr. Wright is President and Chief Executive
                                    Officer of Dimensions International and a
                                    Director of Riggs Bank.

  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       The Depositary for the Offer is:

                             The Bank of New York

             By Mail:                By Hand or Overnight Courier:
        Tender & Exchange                  Tender & Exchange
            Department                        Department
          P.O. Box 11248                  101 Barclay Street
      Church Street Station           Receive and Deliver Wiondow
     New York, New York 10286          New York, New York 10286

                           By Facsimile Transmission
                       (For Eligible Institutions Only)
                                (212) 815-6213

                          For Confirmation Telephone:
                                (800) 507-9357

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          Innisfree M&A Incorporated
                              501 Madison Avenue
                                  20th Floor
                           New York, New York 10022

                Banks and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834